EXHIBIT 99.3
[Supplier Letter / Place on Unit Letterhead]
Dear [Insert Name/Valued Supplier],
As a valued supplier of InfraSource, I am very pleased to tell you that we have entered into an agreement to merge with Quanta Services.
Combining our resources with Quanta will create a company with increased size, flexibility and capabilities that will allow us to better meet the evolving needs of our customers and markets. InfraSource and Quanta will have a comprehensive portfolio of service offerings including design, engineering, transmission and distribution installation and maintenance, substation and industrial services, natural gas distribution, and telecommunications installation and maintenance.
Please keep in mind that this announcement is the first step in a long process. As we say in the attached press release, we do not expect the transaction to close until the third quarter of this year, after necessary stockholder and regulatory approvals. In the near term, we do not anticipate that you will see much change. It is our goal to make the transition period seamless for you and all of our suppliers. Should you have any questions during the process, please contact [name].
All of us at InfraSource appreciate your continued support and, as always, we look forward to maintaining our partnership with you.
Sincerely,

[Name]
[Title]